Exhibit 99.1

News Release For Immediate Release

Brian Kelly, President of Clinical Healthcare Solutions at Ascend Learning,

Joins Catasys in New Senior Executive Vice President Role

Santa Monica, CA – March 3, 2020 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced the appointment of Mr. Brian Kelly to the newly created position of Senior Executive Vice President, Product Portfolio. Mr. Kelly will report to Mr. Curt Medeiros who joined Catasys as President and COO in December 2019.

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “Over the last year, we have added senior healthcare industry executives to our Board of Directors to help guide us through the tremendous growth we expect in 2020 and beyond. Similarly, for Catasys to be able to capitalize on this immense industry opportunity, it was vital that we add senior executives with a proven track record of scaling businesses with hundreds of millions in revenues at the minimum. We began that process with the appointment of Curt Medeiros as President and COO in late 2019. Brian Kelly is a proven leader of similar stature. We will continue to build out our senior management team to deliver robust revenue growth for years to come.”

“Our nationwide commitment to improving the health and saving the lives of those who consciously or unconsciously avoid care requires continuous innovation and the integration of Catasys’ proprietary AI capabilities into new evidence-based programs at the intersection of behaviorial health and chronic disease. As we embark on a rapid growth trajectory in 2020 and scale Catasys programs to broader populations, we are delighted that Brian is joining our leadership team as Senior Executive Vice President, Product Portfolio. Brian’s executive leadership experience, strong growth orientation, and in-depth knowledge of healthcare data and analytics will be valuable as we look to accelerate the company-wide innovation initiatives that we have planned in the near and long term.”

Mr. Kelly brings 25 years of healthcare experience to his new role at Catasys, from Big Pharma and medical devices, to healthcare data and analytics. He joins the Company from the Clinical Healthcare Solutions business at Ascend Learning, where he was President of Ascend Learning’s largest group and oversaw six businesses: ATI Nursing Education, Nursing CE, MedHub, National Health Career Association, BoardVitals and Kognito. Previously Mr. Kelly was President of Optum’s Life Sciences business at UnitedHealth Group, serving clients globally and driving client value through best in class real-world data and analytics. At Dupont and Merck, Mr. Kelly acquired executive experience in research and development, strategy, and general management. His career began as an active-duty Naval officer. He holds a master’s degree in Management from the University of Pennsylvania (Wharton and SEAS) and a bachelor’s degree in Chemical Engineering from Drexel University.

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Mr. Medeiros stated, “Brian’s leadership experience at Ascend Learning, Optum, Merck, and Dupont make him uniquely qualified to lead our product portfolio strategy and advance the analytic capabilities and value of Catasys PRETM (Predict-Recommend-Engage), so that our market-leading care community of coaches, member engagement specialists and community coordinators can serve even more members in ways that closely integrate with the programs of our Health Plan customers, improve member health and save more lives.”

About Catasys, Inc.

Catasys, Inc. is a leading AI and technology-enabled healthcare company whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 28 states and in Washington, D.C.

Learn more at www.catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Contact

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:     ariel@catasys.com